Exhibit 23.2

KPMG LLP American International Plaza Suite 1100 250 Muñoz Rivera Avenue San Juan. PR 00918-1819

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Triple-S Management Corporation and Subsidiaries:

We consent to the use of our reports dated March 7, 2007, with respect to the consolidated sheets of Triple-S Management Corporation and Subsidiaries as of December 31,, 2006 and 2005, and the related consolidated statement of earning, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements refer to the December 31, 2006 adoption of the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting Defined Benefit Pension and Other Postretirement Plans.

San Juan, Puerto Rico April 26, 2007

KPMG LLP, a U S limited liability partnership, is the U S
member firm of KPMG International a Swiss corporation